EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

BRINK’S ANNOUNCES INTENT TO REPATRIATE CASH HELD IN
 VENEZUELA AT PARALLEL RATE

RICHMOND, Va., December 21, 2009 - The Brink’s Company (NYSE:BCO) announced its intent to repatriate 75 million bolivar fuertes held in Venezuela at the parallel exchange rate.  The company also intends to repatriate future dividends generated by its Venezuelan operations at the parallel rate.  As a result, effective immediately, Brink’s will begin reporting results from these operations at the parallel rate.
Bolivars can be converted to U.S. dollars using either the Venezuelan government’s official rate, which requires government approval, or the less favorable parallel rate that can be used without government approval.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “We have experienced delays in receiving government approval for repatriating dividends at the official rate, and the prospects for approval in the future are unclear.  Given these and other uncertainties associated with operating in Venezuela, we decided that repatriating dividends now at the parallel rate is in the best interest of our shareholders.”
The repatriation of the 75 million bolivars at the parallel rate is expected to yield an estimated $12 million.  These bolivars were translated and reported on the company’s September 30, 2009, consolidated balance sheet at Venezuela’s official exchange rate of 2.15 bolivars per U.S. dollar, or approximately $35 million.  Brink’s expects to report a fourth-quarter charge of approximately $23 million or 47 cents per share, which reflects the estimated difference between the U.S. dollar value of the 75 million bolivars at the parallel rate versus the official exchange rate.
Had the company reported results of its Venezuelan operations for the nine months ended September 30, 2009, using that period’s average historical parallel rate of 6.2 bolivar fuertes per U.S. dollar instead of the 2.15 official rate, revenues would have been $177 million lower, operating profit would have been $20 million lower, and net income attributable to Brink’s (i.e., after income taxes and minority interests) would have been $13 million (27 cents per share) lower.
The decision to report results at the parallel rate will affect the company’s balance sheet at December 31, 2009.  Had the company reported results using the parallel rate at September 30, 2009, total equity would have been $135 million lower and the equity attributed to Brink’s shareholders would have been $91 million lower.
Additional disclosures regarding Venezuelan operations are provided in the company’s most recent Form 10-Q.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
This release contains both historical and forward-looking information about the company's intended cash repatriations from Venezuela and their projected effect on the company. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies regarding the company’s ability to repatriate dividends at the parallel rate, fluctuations in the parallel rate, and the impact on the company’s reported financial results, which could cause actual results, performance or achievements to differ materially from those that are anticipated. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

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